Exhibit 16.1

[Deloitte & Touche LLP letterhead]

March 31, 2015

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Red Robin Gourmet Burgers Inc.’s Form 8-K dated March 31, 2015 and have the following comments:

1.	We agree with the statements made in the third sentence of the first paragraph and in the second paragraph of (a) Dismissal of Independent Registered Public Accounting Firm on page 2 therein.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte & Touche LLP

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